Exhibit 99

March 25, 2011

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, President & CEO or
Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer
(304) 218-2400

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES YEAR END AND FOURTH QUARTER 2010 EARNINGS

Wheeling, WV, March 25, 2011–First West Virginia Bancorp, Inc. (NYSE AMEX US: FWV) President and Chief Executive Officer, Sylvan J. Dlesk, today announced year end earnings along with fourth quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N. A., Wheeling, West Virginia.

Net income for the year ended December 31, 2010, was $2,339,281 or $1.42 per share as compared to $2,304,986 or $1.39 per share for the year ended December 31, 2009. Mr. Dlesk reported that the increase in earnings during 2010 over 2009 was primarily attributed to the increases in net interest income and noninterest income, offset in part by increases in noninterest expenses, the provision for loan losses and income tax expense. Net interest income rose $216,650 or 2.5% in 2010 as compared to 2009 and was primarily due to a decline in the interest paid on deposits and on other borrowings combined with the decrease in the interest paid on repurchase agreements, offset in part by the decrease in the interest earned on investment securities and loans. Noninterest income increased $185,579 or 10.4% in 2010 as compared to 2009 and primarily resulted from an increase in the gains on sales of investment securities, offset in part by decreases in service charges and other fee income combined with the decrease in other operating income. Noninterest expenses increased $130,817 or 1.7% in 2010 over 2009 primarily due to an increase net occupancy expenses of bank premises and an increase in salary and employee benefits expenses, offset in part by a decrease in other operating expenses. Occupancy expenses of bank premises increased $148,385 or 11.7% in 2010 as compared to 2009 as a result of increases in banking house lease expenses, building and furniture and fixtures depreciation expenses and maintenance costs. Salary and employee benefits increased $138,403 or 3.8% in 2010 over 2009 and was primarily due to normal annual merit adjustments. The increase to the provision for loan losses in 2010 was primarily due to the increase in specific reserves required on nonperforming assets.

The Company ended the year 2010 with total assets of $277,958,652, an increase of 2.5% as compared to the prior year. Investment securities were $133,168,794 at December 31, 2010, increasing approximately $17.2 million or 14.8% in 2010 as compared to 2009. Total loans declined approximately $7.2 million or 5.6% from $128,581,422 at December 31, 2009 to $121,367,066 at December 31, 2010. Total deposits grew approximately $7.2 million to $228,474,738 at December 31, 2010 as compared to $221,245,997 at December 31, 2009, an increase of 3.3%. Stockholders’ equity increased 3.7% in 2010 entirely from current earnings after quarterly dividends and decreased 2.7% from the effect of the change in the net unrealized gains on securities available for sale.

Net income for the fourth quarter of 2010 was reported at $423,658 or $.26 per share, as compared to $766,919 or $.46 per share reported for the same period a year earlier. The decrease in earnings during the fourth quarter of 2010 compared to 2009 was primarily attributed to the decrease in noninterest income, offset in part by increases in net interest income combined with decreases in noninterest expense and the provision for loan losses. Noninterest income fell $383,682 or 55.4% during the fourth quarter of 2010 as compared to 2009 due to the decline in other operating income, which primarily resulted from a nonrecurring gain on bank owned life insurance combined with the decrease in service charges and other fees. Net interest income increased $41,045 or 1.9% over the same period in 2009. Noninterest expenses decreased

$45,669 or 2.3% during the fourth quarter of 2010 as compared to 2009. The provision for loan losses decreased during the fourth quarter of 2010 as compared to the same period in 2009 primarily due to the decrease in required general reserves, offset in part by the increase in specific reserves required on nonperforming assets.

Financial Highlights for the year-end and fourth quarter of 2010 for the Company are presented below.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	(Unaudited) December 31, 2010	December 31, 2009

AT YEAR END
Total Assets	$277,959	$271,131
Total Deposits	228,475	221,246
Total Loans	121,367	128,581
Total Investment Securities	133,169	115,997
Shareholders’ Equity	31,101	30,806
Shareholders’ Equity Per Share of Common Stock	18.82	18.64

(Dollars in thousands, except share and per share data)	December 31, 2010	December 31, 2009

FOR THE TWELVE MONTHS ENDED
Net income	2,339	2,305
Provision for Loan Losses	220	184
Earnings Per Share of Common Stock	1.42	1.39
Dividends Per Share of Common Stock	.73	.73
Return on Average Assets	.85%	.87%
Return on Average Equity	7.95%	8.18%

Weighted average shares outstanding	1,652,814	1,652,814

(Dollars in thousands, except share and per share data)	December 31, 2010	December 31, 2009

FOR THE THREE MONTHS ENDED
Net income	424	767
Provision for Loan Losses	130	144
Earnings Per Share of Common Stock	.26	.46
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	.61%	1 .14%
Return on Average Equity	5.61%	10.69%

Weighted average shares outstanding	1,652,814	1,652,814

First West Virginia Bancorp, Inc. stock is traded on the NYSE Amex under the symbol “FWV.”